Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alamo Group Inc.:

We consent to the use of our reports with respect to the consolidated balance sheets of Alamo Group Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference herein.

/s/ KPMG LLP

San Antonio, Texas
May 3, 2019